_________________________________________________________________________
AMERICAN ITALIAN PASTA COMPANY                                          -NEWS
                                                                        -RELEASE

Contact:

George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

FOR IMMEDIATE RELEASE

                         American Italian Pasta Company
             Announces Sales and Marketing Organization Realignment

KANSAS  CITY,  MO, March 7, 2006 - American  Italian  Pasta  Company  (NYSE:PLB)
announced today a realignment of the Company's sales and marketing organization, including the  promotions of certain sales  executives.  In connection  with the realignment and the related  elimination of a reporting layer,  Daniel W. Trott,
Executive Vice President of Sales and Marketing, will be leaving the Company.

Four current sales executives are assuming broader general management  positions for their  respective  areas of business  responsibility.  In that  regard,  the following  individuals are being promoted from area vice president  positions to the following  senior vice president roles: Pat Regan - Senior Vice President of
National  Accounts;  Mike Kaczynski - Senior Vice President of East Region;  and
Tom Branich - Senior Vice President of West Region. In addition, Jerry Dear will continue as  Executive  Vice  President  of  Ingredient,  Food  Service and Club
Channels with assumption of increased general  management  responsibilities  for these  businesses.  These four sales  executives  have over 27 years of combined service with American Italian Pasta Company.

As part of the  realignment of  responsibilities,  these sales  executives  will report  directly to Jim Fogarty,  President  and Chief  Executive  Officer.  The
Company's Director of Marketing,  Drew Lericos, will also report directly to Mr.
Fogarty.

Jim Fogarty, Chief Executive Officer, stated "We want to thank Dan Trott for his service  to the  Company  and we wish him  well in his  future  endeavors.  I am excited about the strength and depth of our senior sales management team and our marketing organization. I look forward to working closely with them in executing our strategic  initiatives  and driving  success in the future.  We collectively remain focused on delivering the high quality products and excellent  service to our customers."

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

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